EXHIBIT 10.1
                                  Press Release

FOR IMMEDIATE RELEASE

     ACTIVECORE TECHNOLOGIES' EUROPEAN SUBSIDIARY ANNOUNCES FIVE YEAR MULTI
                            MILLION DOLLAR CONTRACT

TORONTO, FEB 8, 2005: ACTIVECORE TECHNOLOGIES INC. formerly IVP Technology Corporation (OTCBB: TALL) announced today that its UK subsidiary, Twincentric Limited (www.twincentric.com) has signed a five year, multi million dollar contract to provide software and services to one of the UK's most successful manufacturers.

Under the terms of the agreement, Twincentric will provide technical support, assistance and application management to assist this customer in its strategic move to a new hardware and ERP software platform. Twincentric's detailed knowledge of past and current technologies and its experience in assisting technology transitions faced by mainframe users was a key factor in winning this prestigious contract.

Tony McGurk, VP Europe commented "One of the major factors in winning this contract was the customers' existing experience in using our Net.Visual product. We have worked with them for a number of years and have proved time and time again that we are able to deliver high quality applications on time and at a competitive price. The size of this contract and the extra potential it offers Twincentric, as a company, is a tribute to the quality of both our staff and our software."

Peter Hamilton, President and CEO of ActiveCore Technologies said "I am delighted that our UK subsidiary has secured this major order and it is evidence of the quality of both our people and our products. This order confirms that all divisions of our business are operating effectively. Earlier in 2004 we previously projected this contract to close in the 2004 fiscal year and on that basis had indicated an e.p.s between $.005 and $.01 cents per share on a weighted average 445,000,000 shares outstanding for the full fiscal year. In late 2004, after the delay in signing this contract was announced, we subsequently revised our estimated earnings down to an approximate e.p.s of $.005 cents per share for the 2004 fiscal year which remains our current projection. We have been requested to not disclose the name of the customer for reasons of commercial privacy."

About ActiveCore Technologies, Inc. (www.activecore.com)

ActiveCore Technologies, Inc. formerly IVP Technology Corporation operates a group of subsidiaries and divisions in the US, UK and Canada that offer a Smart Enterprise Suite of products and services. We integrate, enable, and extend functions performed by current and legacy IT systems and facilitate mass corporate messaging through our ActiveCast product set. Our products encompass web portals, enterprise middleware, mobile data access, data management and system migration applications. ActiveCore operates under the trade names of MDI Solutions, C Comm Communications Inc. and Twincentric Limited. ActiveCore services clients in healthcare, financial services, government and manufacturing worldwide.

IR CONTACT:

AGORA Investor Relations
GBNS@agoracom.com http://www.agoracom.com
(Select "Global Business Services" Forum)

Statements contained in this news release regarding ActiveCore Technologies, Inc. formerly IVP Technology and planned events are forward-looking statements, subject to uncertainties and risks, many of which are beyond ActiveCore's control, including, but not limited to, reliance on key markets, suppliers, and products, currency fluctuations, dependence on key personnel and trade restrictions, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Risk Factors" in ActiveCore's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 4, 2005. Forward-looking statements by their nature involve substantial risks and uncertainties. As a result, actual results may differ materially depending on many factors, including those described above